Exhibit 99.1

Presorted
Standard
U.S. Postage Paid
GRINNELL, KS
Permit NO. 5

“Fueling the Future”
3022 Co. Rd. 18
Oakley, KS 67748
Phone: 785-672-8810

“This newsletter contains forward-looking statements. We undertake no responsibility to update any forward-looking statement. When used, the words “believe,” “hope” “estimate,” anticipate” and similar expressions are intended to identity forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.”

April 2007

Board President News

I have been told that the dividend checks are the only news that some people need. Receiving over 180% return on your initial investment in one year  should have sent the news that things are going pretty well. I realize that others of you want to know what is going on with Western Plains Energy in more detail.

Many of you heard rumors and speculation of major changes that were potentially taking place at WPE. As you know from reading our annual report, we had been approached to sell or merge our facility with one or more other companies.  After many months of offers and negotiations, discussions have ceased and we have nothing to bring to the shareholders for a vote. Last summer, when corn was $2.00 a bushel and ethanol was approaching $4.00 a gallon everyone, everywhere wanted in the ethanol business. As soon as corn was approaching $4.00 a bushel and ethanol was back down to $2.00 a gallon, that enthusiasm disappeared over night. The board and management deliberated for hours on what was best for the members. The pros and cons of the various proposals were vigorously debated. In the end, we decided to leave WPE as an independent entity for the present time. However, I believe it was a good learning experience that we can draw on for future reference.

There have been several people questioning why the information in the K-1’s does not match the dividends that they received. The answer is that we try to pay out approximately 80% of our earnings and leave the balance to operate. In other words, all of the net income that the Company reports for tax purposes is not paid out to the members, and your pro rata share of income is likely less than the dividends you received.  In my quarter century of being in the banking business, I know that most farmers are not accustomed to paying taxes. The tax bite that we all are feeling from WPE is an unfamiliar one for many of us. I tell people that come into the bank to put at least 35% of each dividend check into a savings account or other short-term deposit just for tax purposes. In that way, the tax consequence will not be so severe. For those of you that are paying quarterly estimates, we do not believe that fiscal 2007 will be as profitable as 2006. We anticipate the income will be lower so the estimates you are paying may need to be adjusted. Please check with your tax professional on this matter if you think it is appropriate. The most current, detailed financial information can be found in our financial reports on the SEC web site. The link can be found at WPE’s website.

Speaking of taxes, I was told just last week the subsidies WPE received from the Federal government are the only reason the Company is so successful. This always amuses me when you look at the true picture. The direct money WPE has received from the Bio-Energy program of the last farm bill has been around $7 million . The initial grant money that was applied for and received even before we knew we were going to have an ethanol plant is another $500 thousand (this is on the generous side). So the total direct money WPE has received from the Federal government was roughly $7.5 million. Now let’s look at what the Federal government received from the members just in 2006. Knowing that WPE had taxable income of $48 million and that the average member had to pay roughly 25% in Federal income tax means that in 2006 the members paid total Federal income taxes of $12million. I would have to say that was a very good investment for the government. That is a 160% return on their investment in just one year. Not as good as your investment in WPE but still very good. I know that if I am hearing these comments about the government subsidies that some of you are too. When you can defuse those comments with these facts it is fun to see the looks on people’s faces.

We presently expect that our annual meeting will be June 11, 2007 this year. There were several conflicts that kept moving the meeting date. After the date was moved past the first of April, we decided to pick a date that would be between spring planting and before wheat harvest.  We are in need of candidates to fill at least one board position left by Bob Casper. Please contact anyone on the nominating committee (Brian Baalman, Gary Johnson, or Scott Foote) if you are interested. All of their numbers are in the book. Both Ben Dickman and I are up for re-election this year as well.  There are three possible slots that could be filled by anyone wanting to run for a board position .

As I mentioned, Bob Casper has resigned from the board and is not seeking re-election this year. Bob has been with us from early on in the project. His knowledge, expertise, candor, and character will be sorely missed. The fact that his business knowledge and know-how helped the rest of us apply that knowledge is one of the main reasons WPE was propelled so rapidly into the success it is today. We expect that Bob’s company, Ethanol Products, will continue to market our ethanol and Bob has generously agreed to make himself available for advice and consultation in the future.

We all get questioned on what is in the future for WPE and the ethanol business. One thing that we are working on and plan on having in place in the near future is to develop a trading system for our membership units. We never did get approval from the Kansas Securities Commission to have an in-house system, so an outside service seems to be the only viable option. The two services that we are investigating are http://www.agstocktrade.com and http://www.alerusfinancial.com.  These services are the most common services used by other ethanol plants and other agri-businesses.

The following is my personal editorial on the state of WPE. The good news is that the political environment on both sides of the isle continues to be positive for ethanol, biofuels, and renewables in general. The President has called for 20 billions gallon of ethanol by the year 2017. If you do the math on that it would require more than 7.2 billion bushels of corn to accomplish this. This is probably an unrealistic goal based on corn alone. Cellulistic ethanol seems to show some promise but the sheer volume of material that needs to be handled to be a viable process provides an entire new set of problems. There are some extraordinarily bright people in the industry today but I’m convinced that the best and brightest are yet to come. In order to achieve 20 billion gallons by 2017, the technology and methods will need to be improved from where they are today to have a chance of reaching the President’s goal. Organizations like 25 by 25 calling for 25% of the United States’ energy to come from renewable sources by the year 2025 have some lofty but realistic goals. They are calling for this energy to come from wind, solar, and biofuels. Again, I believe that the best is yet to come in all of these areas.

What does this mean for WPE? I believe that resting on our laurels is the worst thing we could do right now. It is easy to become lazy and short sighted when we have been so financially successful. We have all heard the comment that “if it was that easy everyone would be doing it”. Well, everyone is doing it and it won’t be this easy from now on. Just this week, a California-based company announced that it is building a plant about the size of WPE in Ulysses alongside of a 30 million gallon bio-diesel facility.  In addition to the Ulysses plant, another plant was announced in Dodge City. The announcement came from a Nebraska company that it is going to build a 226.8 million gallon ethanol facility as well as a 60 million gallon bio-diesel plant.  It is getting crowded out there, even in Kansas! What is interesting is that the Nebraska company seems to be having an easier time than the Dodge City-based group in getting acceptance from the locals.

When you add up all the facilities that have been announced in the state it equals around 1.3 billion gallons of potential production. That requires almost 320 million bushels of either corn or milo, approximately 60% of what the entire state grew on average over the last 5 years.

What course will WPE take in the future? Right now we are trying to develop a strategic plan that utilizes our talents and resources. Most of on the board have been in the industry in excess of 6 years now. We should be able to leverage this experience into the next level that will keep WPE viable in the future. We are not on an island and change is inevitable. I don’t care if it is school districts, CO-OP’s, FSA offices; the list goes on out here. Nothing is sacred and nothing stays the same. WPE will have to be pro-active and not re-active to prosper in the future.

The Year in Review

To say the past year for Western Plains Energy has been exciting would be an understatement.  2006 saw records fall in virtually every category.  WPE experienced record profit margins at the same time we were shattering production records on a monthly basis.  We took great pleasure in returning those proceeds to you the investors.  At the same time, we kept our eye on the future.

WPE captured an opportunity to acquire the grain elevator next door.  In October we purchased the elevator from the local COOP, adding an additional 1.1 million bushels to our storage capacity.  Additionally, we are in the process of building another 500,000 bushels of storage and hammer mills between us and the elevator.  The new bins will be attached to the elevator and the new hammer mills will provide a redundant feed source for the plant.  For the first time we will be able to more precisely feed milo and corn at a known percentage.  Furthermore, the added storage capacity allows us added protection against volatile markets and a greater ability to capture grain at harvest.

I have had several calls from investors concerned about the future.  As grain markets have caught fire, many people are concerned about the future profitability of WPE. In 2006 we were very busy preparing for more challenging economic times.  While we certainly will most likely not duplicate the results of 2006, WPE should still remain profitable.  Last spring, WPE became debt free.  Without the burden of a debt payment, WPE is more able to weather the storm.  Chris and his team are constantly looking for ways to become more efficient.  In 2006, Chris and his team were able to reduce the btu per gallon usage by close to 20%.  They have been able to fine tune the process, speeding up fermentation times.  Chemical consumption is declining.  This attention to detail when times were great will payoff as margins tighten.

What does the future hold?  How many more acres of corn will be planted?  Will the weather cooperate?  Will there be enough demand to consume the growing supply of ethanol in this country?  Time will tell.  You can be assured that the employees and staff of WPE will strive to continuously improve.

Steven R. McNinch

CEO/General Manager

The Financial Corner

The following table highlights certain of our operating results for the three month periods ended December 31, 2006 and 2005:

	Three Months Ended December 31,
	2006	2005
Revenue	$27,311,254	$21,020,943
Income from operations	6,047,637	5,779,893
Other income (expense)	(51,185)	(61,172)
Net income	5,996,452	5,718,721
Comprehensive income	5,979,364	6,096,096
Net comprehensive income per unit	1,466	1,494

Revenue increased 29.9% for our first quarter in fiscal 2007 compared to the first quarter of fiscal 2006. This increase is attributable to an increase in the price we received for our distiller’s grain, favorable ethanol prices and increased ethanol production.

Net income for the three months ended December 31, 2006 increased 4.9% from the comparable period of 2005. This incremental increase is somewhat lower than the increase in revenue which resulted from a significantly higher price for grain used in the production process paid in fiscal 2007 as compared to the same period of fiscal 2006.

Net comprehensive income per unit decreased slightly which is attributable to unrealized losses in open grain and natural gas contracts recognized of $17,088 in fiscal 2007 as compared to unrealized gains of $377,375 in fiscal 2006. For further detailed information you can visit our website at www.wpe.biz.

We encourage you to attend our annual meeting in June. This is an excellent opportunity to meet your management staff and Board of Managers and answer questions you may have.

Hope to see you at the meeting.

Curt Sheldon,  Controller

Commodity Department

Spring has sprung on the High Plains, although you really couldn’t tell by the weather.  With all that is going on in the markets hang on to your hat and enjoy the ride.  According to the March 30th USDA Prospective Plantings report, corn acres were to increase 15% to 90.5 million acres.  This is above the average trade guess of 87 to 88 million acres causing prices to drop drastically from previous highs.  Easter weekend brought cold temps sending prices back up. A bearish USDA Supply and Demand Report released April 10 coupled with a bullish weather forecast will definitely keep the markets interesting.

Last fall we purchased the Co-Ag Campus elevator.  With the winter storms that hammered the area, having the extra storage to keep the plant fed when outside grain shipments were stalled, has proven to be invaluable.  We are also putting up two 250,000 bushel bins that will be connected to the elevator and the plant.  The extra storage will allow us more flexibility in purchasing and also prepare us for future expansion.

Just a couple of quick reminders:

If you still have stored grain, keep a close eye on temperatures and be safe when emptying them out.

Also, remember we do buy producer grain direct.  The extra storage will provide us more flexibility and opportunities do this.

If you would like to collect the freight incentive on grain sells or distillers purchases, the contract name must match stock holders name.

Greg Doll

Commodities Manager

Plant News

Hello everyone.  I hope this newsletter finds everyone doing well.  It has been an interesting year.  We, like many others, experienced power outages the last day of December and the first few days of January.  It is an eerie feeling to be in the plant in the middle of the night surrounded by total silence.  Once power was restored, however, it did not take long for the plant to get back up and running.  I was very pleased with the hard work and long hours put in by many to see the plant through the storm.  The month of March saw WPE producing more ethanol than we have any other month.  For some time now, I have been striving to surpass 4,000,000 gallons of anhydrous ethanol produced in a one month period.  We beat that goal by 15,208.6 gallons.

Construction on our new grain handling equipment is going well.  Supports for the transfer drags are up, concrete is poured, and one bin is about 60% complete. We anticipate utilizing this new equipment by the first week of June.  We have a scheduled shutdown set for May 8th.  We will conduct our annual state boiler inspection, as well as some plant wide maintenance, during this shutdown.  As always, we will continue to maximize your plants’ production levels as efficiently as possible.  Thank you for your support.

Chris McMillan

Plant Manager

Safety Corner

Recent news for plant safety at Western Plains Energy is the enrollment into the cooperative program between OSHA and Kansas Department of Labor call the SHARP program. The Safety and Health Achievement Recognition Program recognizes small employers who operate an exemplary safety and health management system.  With the engineering and implementation of the ICM design, there is a tremendous amount of safety and employee protection built right in.  The physical aspect is only a portion of the program, through the employees involvement in safe work practices and their concern for their fellow workers and the environment they work in, it will be a facility wide achievement.   Once the guidelines are met the state consultation manager may recommend the worksite for final SHARP approval and certification.  Upon certification the worksite is granted a 1 or 2 year exemption from OSHA’s scheduled inspections.  The goal of the program is not to be exempt, but to have total involvement of the employees in all aspects of safety and health, and to keep every body as safe a working environment as possible.

Have an enjoyable and safe Spring.

Eric Robben

Safety Director